AT THE COMPANY FINANCIAL RELATIONS BOARD

Dan Bevevino	Joe Calabrese	Julie Tu
Vice President & CFO	General Contact	Analyst Information
(724) 387-5235	(212) 827-3772	(212) 827-3776

RESPIRONICS REPORTS RECORD FINANCIAL RESULTS
FOR FISCAL YEAR 2007 FOURTH QUARTER AND FULL YEAR,
ACHIEVES 21 PERCENT GLOBAL SLEEP THERAPY REVENUE GROWTH

MURRYSVILLE, PA, July 25, 2007—RESPIRONICS, INC. (NASDAQ/NMS Symbol: RESP) today announced record financial results for the three months and fiscal year ended June 30, 2007.

FINANCIAL RESULTS

Three Months Ended June 30, 2007
Net sales for the fourth quarter totaled $332.4 million, which represents an increase of more than 18 percent over the $280.7 million achieved in the fourth quarter a year ago. The Company’s recent acquisitions added approximately $5.1 million of revenues during the quarter, primarily related to international distributor acquisitions. Acquired revenues represent less than two percent of the current quarter revenue growth.

Domestic revenues increased from $196.9 million in the fourth quarter a year ago to $224.8 million in the current year’s fourth quarter, an increase of 14 percent. The Company’s domestic revenue gains were led by a year-over-year increase of $21.2 million, or more than 17 percent, in domestic sleep therapy products. The Company’s performance in the sleep therapy market was enhanced by the successful launch of several new products, including the BiPAP® autoSV™ unit as well as the REMstar® Auto CPAP with the new A-Flex™ breathing mode, complementing the existing M Series line of sleep therapy devices and a broad range of patient interface products. Led by strong performance in oxygen therapy, the Company’s home respiratory care revenues increased by $3.3 million, or 19 percent, in the current year’s fourth quarter. The Company’s domestic hospital group revenues also grew by ten percent during the fourth quarter to $53.0 million.

International revenues totaled $107.6 million for the fourth quarter, a 28 percent increase over the $83.8 million reported a year ago, led by 33 percent growth in the sleep therapy market and 25 percent in Home Respiratory Care products. The Company also achieved 29 percent growth in its Hospital Group products in the international markets, driven by strong performances in ventilation as well as Respiratory Drug Delivery. International revenues represented 32 percent of total revenues during the current year’s fourth quarter.

On a global basis, sleep therapy revenues grew by 21 percent during the fourth quarter, from $158.9 million to $192.6 million. Global hospital ventilation sales grew by 14 percent, from $35.3 million last year to $40.3 million in the fourth quarter of fiscal year 2007. The Company also experienced another strong quarter of global revenue growth in Respiratory Drug Delivery, which posted 28 percent growth on prior year revenues of $12.2 million, to $15.6 million in the current year fourth quarter. In the Children’s Medical Ventures business unit, revenues increased by 21 percent from $14.0 million to nearly $17.0 million.

Net income for the current quarter was $36.6 million, or $0.50 per diluted share, including stock compensation expenses totaling $3.2 million on a pre-tax basis, or $0.02 per diluted share after tax. This represents 25 percent earnings per share growth compared to the $0.40 per diluted share reported in the prior year fourth quarter. The prior year fourth quarter included $3.0 million of stock compensation expenses on a pre-tax basis, or $0.03 per diluted share after tax. Excluding the impact of stock compensation expense in the current year fourth quarter, net income was $38.8 million, or $0.52 per diluted share. This represents a 22 percent increase over the $0.43 per diluted share reported a year ago, excluding stock compensation expenses.

During the current year fourth quarter, the Company reported a lower effective income tax rate of 23 percent resulting primarily from tax planning efforts to capture incremental research and development credits from prior years, as well as from fiscal year 2007. These tax planning efforts generated approximately $5.7 million of reduced income taxes during the fourth quarter (which represents approximately $8.9 million on a pre-tax basis). With these tax credits, the Company covered approximately $1.3 million of related professional tax service fees, and also used the current year portion of these credits, approximately $2.7 million, to increase the fourth quarter funding of its profit-sharing program. Additionally, the Company made a $4.0 million contribution to the Respironics Sleep and Respiratory Research Foundation (the “Foundation”). The Foundation was established to increase education and awareness and advance basic research in the fields of sleep and respiratory medicine. The current quarter contribution is specifically earmarked for a multi-year trial of patients with obstructive sleep apnea who are also at increased cardiovascular risk. The trial, which will be conducted in India, China, and Australia, will look at different cardiovascular end-points for these patients and specifically will have the objective of evaluating the effect of CPAP therapy on cardiovascular outcomes for individuals suffering from obstructive sleep apnea.

During the current year fourth quarter, the Company also incurred $0.9 million of restructuring and acquisition-related expenses, primarily associated with the restructuring of operations at certain manufacturing facilities and the integration of acquired companies.

These various expenses, as well as the income tax credit, are included in both the Company’s GAAP-basis $0.50 per diluted share and the non-GAAP $0.52 per diluted share excluding stock compensation expenses reported above.
The Company’s increase in earnings per share in the current year is primarily the result of sales growth and operating margin increases versus the prior year as well as lower income tax expense. With the financial information included in this press release, the Company provides a tabular reconciliation of GAAP net income with net income excluding the impact of stock compensation expenses.

Fiscal Year Ended June 30, 2007
For the year ended June 30, 2007, net sales increased to $1,195 million, a 14 percent increase compared to $1,046 million from the 2006 fiscal year.

Net income for the fiscal year ended June 30, 2007 was $122.2 million, or $1.66 per diluted share, including stock compensation expenses totaling $12.5 million on a pre-tax basis, or approximately $0.10 per diluted share after tax. Excluding the impact of stock compensation expenses in the current year, net income was $130.7 million, or $1.76 per diluted share. This represents a 22 percent increase over the $1.36 per diluted share reported a year ago, excluding the impact of stock compensation expenses.

COMMENTS FROM MANAGEMENT
Quarterly Results

John Miclot, President and Chief Executive Officer, commented on the Company’s results, “We are very pleased to be reporting these strong fourth quarter results as we close our fiscal year 2007 and look forward to an exciting fiscal year 2008. In the fourth quarter, we generated 18 percent growth in revenues and 22 percent earnings per share growth. These results were driven by very balanced performance across our various business units and key geographic regions. Our results were highlighted not only by an outstanding performance from our M Series family of sleep therapy devices and our new OptiLife™ mask, but also by strong revenue growth globally in Home Respiratory Care as well as across the various business units within our hospital group, including hospital ventilation, Respiratory Drug Delivery and Children’s Medical Ventures.”

Mr. Miclot continued, “Our global performance in sleep therapy was driven by 17 percent domestic and 33 percent international growth for a worldwide increase of 21 percent, outpacing market growth. We are very pleased with the early success of several new technologies, including the BiPAP® autoSV™ unit that is focused on the treatment of complex apnea patients and the A-Flex™ breathing mode that is integrated into our REMstar® Auto CPAP device. Recent product introductions in our Home Respiratory Care business unit also led to exceptional 19 percent growth domestically and international growth of 25 percent in this marketplace. The early success of our EverFlo™ Stationary Oxygen Concentrator and EverGo™ Portable Oxygen Concentrator are very gratifying, each demonstrating the value of recent investments we have made in oxygen therapy through acquisitions and internal research and development. In hospital ventilation, noninvasive ventilation, which continues to be an exciting growth market for the Company, drove our 14 percent growth in this portion of our business.” he added.

“The Company continues to support basic research in sleep and respiratory medicine through a $4.0 million contribution to the Respironics Sleep and Respiratory Research Foundation. These funds will be used for research that will further advance the medical community’s understanding of the potential effects of untreated obstructive sleep apnea on cardiovascular risk. Additionally, the Company invested $18.5 million during the quarter on direct research and development activities, as well as approximately $29.0 million in business acquisitions as we continue to execute on our strategy in the sleep and respiratory marketplaces. We are pleased to be expanding our presence in the sleep and respiratory markets through both the introduction of internally developed products, as well as through acquisitions such as our previously announced acquisition of the J.H. Emerson Company. We are proud of our growing portfolio of technologically advanced products and solutions that we are able to offer to our customers on a global basis,” Mr. Miclot noted.

Mr. Miclot concluded, “Fiscal year 2007 has been another successful year for Respironics, and I would like to once again thank all of our associates for the contributions they make worldwide to help us deliver life-changing therapies to patients with sleep and respiratory disorders. The exceptional performance of our associates has enabled us to once again deliver strong financial results in fiscal year 2007. As we begin fiscal year 2008, I again look to their contributions to drive our Company to achieve our vision to be the worldwide leader in delivering valued solutions to the global sleep and respiratory markets.”

Financial Position
The Company continues to maintain a strong balance sheet position, with $307.2 million of cash and short-term investments as of June 30, 2007, representing a decrease of $11.5 million compared to March 31, 2007. During the fourth quarter, the Company made approximately $29.0 million of strategic investments and acquisition-related payments. As previously reported, the Company invested approximately $23.0 million of cash to acquire the operating assets of the J.H. Emerson Company (Emerson). The Emerson acquisition further expands the Company’s portfolio of home respiratory care products with the Cough Assist® device and enables Respironics to better serve the needs of respiratory-impaired patients. In addition to Emerson, the Company acquired a majority interest in an international distributor in April that provides Respironics with a direct distribution channel in Denmark, and it purchased the remaining ownership interests of a previous joint venture in Switzerland.

During the quarter, the Company’s accounts receivable days sales outstanding remained at 60 days, consistent with the level achieved as of March 31, 2007. The Company’s long-term debt balance was $26.4 million as of June 30, 2007, down slightly compared to $26.9 million as of March 31, 2007.

Respironics’ strong balance sheet positions the Company to execute its strategy, which calls for optimizing the Company’s core growth drivers while investing in new areas of the sleep and respiratory markets.

Outlook
For fiscal year 2008, the Company is comfortable with earnings per share estimates, including stock compensation expenses, of approximately $1.90 to $1.98. These earnings per share amounts include expected stock compensation expense of approximately $14.5 million to $15.5 million on a pre-tax basis, or approximately $0.11 to $0.12 per share after tax. Revenue expectations for the year are approximately $1,345 million to $1,375 million.

* * * * *

Respironics is a leading developer, manufacturer and distributor of innovative products and programs that serve the global sleep and respiratory markets. Focusing on emerging market needs, the Company is committed to providing valued solutions to help improve outcomes for patients, clinicians and health care providers. Respironics markets its products in 131 countries and employs more than 4,900 associates worldwide. Further information can be found on the Company’s Web site: www.respironics.com.

The Company will host a conference call at 5:00 p.m. Eastern Time today to discuss these quarterly results, market trends and future outlook. The conference call will be broadcast live over the Internet and can be accessed by all interested parties from the Company’s web site at http://www.respironics.com or at http://www.companyboardroom.com. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. A replay of the web cast will be available following the call.

FORWARD-LOOKING STATEMENT
This document contains forward-looking statements, including statements relating to, among other things, developments in the healthcare industry; the success of the Company’s marketing, sales, and promotion programs; future sales, acceptance, and quality of the Company’s products and programs; the results of clinical trials; the timing and success of new product introductions; new product development; anticipated cost savings; FDA and other regulatory requirements, enforcement actions, product recalls or related field actions; future results from acquisitions and strategic investments; growth rates in foreign markets; regulations and other factors affecting operations and sales outside the United States; foreign currency fluctuations; the effects of a major natural disaster, cyber-attack or other catastrophic event that results in the destruction or disruption of any critical business or information technology systems; customer consolidation and concentration; increasing price competition and other competitive factors in the manufacture, distribution, and sale of products; interest rate fluctuations; expiration of intellectual property rights; intellectual property and related litigation; other litigation; future levels of earnings and revenues; the number of equity awards granted to employees and changes in the Company’s stock price; and third party reimbursement; all of which are subject to change. Actual results may differ materially from those described in any forward-looking statements. Additional information on potential factors that could affect the Company’s financial results are included in the reports filed with the SEC, including the reports on Form 10-K, 10-Q and 8-K.

RESPIRONICS, INC. AND SUBSIDIARIES

Condensed Statement of Operations &
Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(In thousands, except per share amounts)

In managing its business, Respironics makes use of certain non-GAAP financial measures in evaluating the Company’s results of operations from core operations. The measure, “net income, excluding the impact of stock compensation expenses,” is reconciled with GAAP net income in the tables below.

For the three months and fiscal year ended June 30, 2007:

	GAAP		Non-GAAP	GAAP		Non-GAAP
	3 months		3 months	Fiscal Year		Fiscal Year
	Ended	FAS	Ended	Ended	FAS 123(R)	Ended
Fiscal Year 2007	6/30/07	123(R) Impact	6/30/07	6/30/07	Impact	6/30/07

Sales	$332,357		$332,357	$1,195,035		$1,195,035
Cost of goods sold	154,080	(177)	153,903	555,825	(685)	555,140
Gross profit	—	—	—	—	—	—
	178,277	177	178,454	639,210	685	639,895
	47,224		45,135	164,298		156,039
General & administrative expense	63,073		62,408	234,231		231,582
Sales, marketing, & commission expense	18,842		18,548	65,886		64,984
Research & development expense	4,000		4,000	6,500		6,500
Contribution to foundation	905		905	4,769		4,769
Restructuring & acquisition-related expense	(3,319)	(2,089)	(3,319)	(11,264)	(8,259)	(11,264)
Other income	—	(665)	—	—	(2,649)	—
Net Income before income tax	$47,552	(294)	$50,777	$174,790	(902)	$187,285
Income tax	10,986	—	12,010	52,505	—	56,535
Net Income	—	—	—	—	—	—
Basic earnings per share	$36,566	$3,225	$38,767	$122,285	$12,495	$130,750
Basic shares outstanding	0.50	1,024	0.53	1.67	4,030	1.79
Diluted earnings per share	73,102	—	73,102	73,095	—	73,095
Diluted shares outstanding	0.50	$2,201	0.52	1.66	$8,465	1.76
	73,358	1,167	74,525	73,804	636	74,440

For the three months and fiscal year ended June 30, 2006:

	GAAP			Non-GAAP	GAAP		Non-GAAP
	3 months	FAS		3 months	Fiscal Year	FAS	Fiscal Year
	Ended	123	(R)	Ended	Ended	123 (R)	Ended
Fiscal Year 2006	6/30/06	Impact		6/30/06	6/30/06	Impact	6/30/06

Sales	$280,706			$280,706	$1,046,141		$1,046,141
Cost of goods sold	129,953	(169)		129,784	473,264	(810)	472,454
Gross profit	—	—		—	—	—	—
	150,753	169		150,922	572,877	810	573,687
	32,480			30,528	152,420		144,805
General & administrative expense	54,515			53,839	206,432		203,635
Sales, marketing, & commission expense	17,827			17,640	58,966		58,233
Research & development expense	0			0	1,500		1,500
Contribution to foundation	2,233			2,233	3,953		3,953
Restructuring & acquisition-related expense	(2,410)			(2,410)	(9,617)	(7,615)	(9,617)
Other income	—	(1,952)		—	—	(2,797)	—
Net Income before income tax	$46,108	(676)		$49,092	$159,223	(733)	$171,178
Income tax	16,706	(187)		17,582	59,329	—	62,754
Net Income	—	—		—	—	$11,955	—
Basic earnings per share	$29,402	$2,984		$31,510	$99,894	3,425	$108,424
Basic shares outstanding	0.40	876		0.43	1.38	—	1.50
Diluted earnings per share	72,673	—		72,673	72,311	$8,530	72,311
Diluted shares outstanding	0.40	$2,108		0.43	1.36	300	1.47
	73,671	294		73,965	73,570	—	73,870

This press release includes diluted earnings per share, excluding the impact of stock compensation expenses, which is a non-GAAP financial measure as defined by the Securities and Exchange Commission. The presentation of diluted earnings per share, excluding the impact of stock compensation expenses, is not in accordance with, or a substitute for, GAAP, and may be different from, or inconsistent with, non-GAAP financial measures used by other companies.

Management believes that the presentation of diluted earnings per share, excluding the impact of stock compensation expenses, facilitates a fuller analysis of the Company’s results of operations, particularly in evaluating performance period-over-period. Additionally, management uses diluted earnings per share, excluding the impact of stock compensation expenses, internally in financial planning, to monitor Company performance, and in evaluating management performance.

Product Sales Summary

(Unaudited)
(Dollars in thousands)

	Three months ended		Fiscal Year ended
	6/30/07	6/30/06	6/30/07	6/30/06

Domestic Sleep and Home Respiratory Group	$171,809	$148,754	$599,432	$535,654
Domestic Hospital Group	52,990	48,149	207,059	189,127
International Group	107,558	83,803	388,544	321,360
Total	$332,357	$280,706	$1,195,035	$1,046,141

Condensed Balance Sheet

(Unaudited)
(Dollars in thousands)

	At	At
	6/30/07	6/30/06
Cash and cash equivalents	$231,830	$259,513
Short-term investments	75,354	5,838
Trade accounts receivable	220,398	187,502
Inventories	172,671	124,149
Other current assets	76,025	65,090
Total current assets	776,278	642,092
Property, plant and equipment (net)	155,953	137,943
Other assets, including goodwill	294,589	237,343
Total assets	$1,226,820	$1,017,378
Current liabilities	$239,152	$211,042
Long-term obligations	26,411	26,756
Other non-current liabilities	27,695	15,132
Shareholders’ equity	933,562	764,448
Total liabilities and shareholders’ equity	$1,226,820	$1,017,378